Dear Fellow Shareholders,

As I’ve committed to you in the past, I believe it continues to be of paramount importance to communicate with you directly. It’s easy to convey a good-news message to anyone at any time, but it’s better stewardship to be able to provide accountability and service when delivering the more challenging news.

I have made a concerted effort to develop and foster peer-to-peer relationships with my net lease REIT CEO counterparts and to communicate regularly with industry insiders to “trade notes” on what is happening in today’s markets. To be frank, we’re all experiencing the same thing; high interest rates, smaller spreads between the interest rates and acquisition cap rates, push-back from the capital markets, raising less or no new capital and not seeing an end to the dislocation between buyers and sellers. Overall, it’s just a tough market.

Despite our collective challenges, our company’s portfolio is performing as planned, rent collection is at 100%, and we continue to maintain direct communication with our tenants to gain intelligence on their companies as well as their performance at our locations. We have signed new leases with credit-worthy tenants, and we have extended leases with incumbent companies who are performing well at our locations.

Additionally, we remain comfortable with our in-place leverage at lower loan-to-value ratios (LTVs) and fixed interest rates, and we have been maintaining and growing our lender relationships with the understanding that our platform is one that is conservative and has a large growth potential. However, with national economic pressures usually comes challenging market conditions and we believe we should proactively prepare for bumpy roads ahead.

Dividend

We’re closely monitoring the economic data and we are witnessing fallout in various forms within our industry and our economy. The subsequent consequences are that many of our colleagues within our industry are either leaving their long-held roles or involuntarily being laid off, which is a dynamic that we’re paying particularly close attention to. Additionally, some retailers have announced major store closings for large portions of their operating locations, as they are disclosing that their financial pressures are too much to bear. Thankfully, we believe that GIPR is well-positioned to weather these challenging markets in light of our efficient use of human capital resources and our management team’s focus on positioning our company for substantial growth.

However, out of an abundance of caution, our Board of Directors, has determined that it is in the best interest of our company and its shareholders to temporarily suspend the company’s dividend in order to employ the capital to sustain our company’s growth trajectory during this challenging economic market environment.

Conserving our cash, which we estimate will equate to roughly $2.54 million annualized, will afford us the opportunity to make strategic acquisitions that can positively impact our long-term growth. We have always made growth and profitability a priority for you and with the challenging capital markets, we believe that we can weather this period better by taking these near-term steps. While it is not anticipated that any dividend distributions will be required this year in order to maintain our status as a REIT, if any such dividends are required, we expect to make the required distributions in a timely manner in order to maintain REIT status.

Your Company's Intrinsic Value

You should know that REITs are traditionally valued, on a per share basis, differently than more common non-real estate companies. The calculation of our net asset value per share (NAV/share) is a measure that is used to determine value regardless of what we pay out in the form of a dividend. Personally, while I understand the dividend is important to most investors, I put more emphasis on the underlying value of our company’s assets, which I believe is a better indicator of the true valuation of our company. To put it simply, we are a company that owns and operates real estate. At March 31, 2024, our company’s portfolio was conservatively encumbered by debt at approximately 60% of book value, preferred equity at approximately 16% of book value, and your equity ownership of the portfolio at approximately 24% of book value.

Based on the foregoing and a portfolio book value of approximately $105 million at the company’s quarter ended March 31, 2023, GIPRs common shareholder equity was approximately $25 million as of such date. With 5,422,155 shares outstanding as of March 31, 2024, our NAV per share was $4.63. Our thesis is based on purchasing undervalued real estate assets at a discount and realizing the inherent value in those assets by increasing the weighted average lease term (WALT) through renewals and effective management of the assets, which we continually prove that we are accomplishing.

For example, we purchased a Dollar Tree (Nasdaq: DLTR, S&P: BBB) in Morrow, GA last year with two years remaining on the lease for a going in cap rate of 7.55% (annualized base rent ($103,607)/purchase price ($1,372,278)). Upon taking ownership, we worked with Dollar Tree’s corporate real estate team to execute an early lease extension, which gave us a now 6-year remaining lease term. This decreased the cap rate of the asset to approximately 6.5%, from 7.55%, based on current market comparables and therefore has added inherent value to the portfolio that is not reflected in our cost basis. In essence, we estimate that we increased the value of that asset by about $300,000 or roughly 25%.

Therefore, as the above demonstrates, we have continued to extend and renew leases in our portfolio, recognize rental rate increases, and effectively manage both the properties and leases under our ownership, which we believe has led to an appreciation in value for our portfolio that is not reflected in the current book value reported on our company’s balance sheet. So, while you may be able to extrapolate an NAV/share value from the company’s financial statements based on historical cost, we believe there is inherent value being built day to day in the portfolio that far exceeds that NAV/share price, which will continue to grow as we effectively manage the portfolio and market conditions stabilize.

An Emphasis on “WHY”

All of this to say, while the dividend may for many of you be the driving motivation behind your investment in GIPR, you should know that we believe the inherent value of the real estate portfolio underlying your investment far exceeds what is reflected in the current share price and such value is not impacted by dividend policies nor daily public market fluctuations. In essence, the dividend does not impact the calculation of the intrinsic value of GIPR’s real estate assets.

These are tough decisions that we have contemplated for some time, but we had to evaluate all our options and while we have enough cash on hand to pay a dividend through the end of fiscal 2024, I expect that the impetus behind investing in GIPR was not to have your investment used to simply pay cash back to you. Building a portfolio that produces stable income and having that cash flow translate to a stable dividend that can grow over time has been, and remains, the focus for our entire team. We have taken the decision to focus on long-term growth for our company, your equity and ultimately the dividend rather than paying out an inflated return that, to be frank, is not currently sustainable over the long-term or financially responsible.

What We’re Doing in the Meantime

We are not “sitting on our hands” to wait for the markets to be more in our favor…quite the contrary. We are actively growing, repositioning different aspects of capital and operations and preparing to go “all-in” when appropriate. Below is an outline of some of the work we’ve done in the second quarter and in the near-term:

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Capital Infusion

We signed an agreement and successfully funded a capital contribution to the company of $2.5 million. This money is currently in our operating account and will allow us to build on our cash balance as well as continue to structure acquisitions for future growth.

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Debt extension

We have some debt coming due at the end of 2024 and we are in active conversations with the lender to extend the debt to be commensurate with our current lease durations at the properties securing the debt, which have over 4 years remaining.

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Acquisitions

We are in active conversations on several acquisition opportunities of various sizes and structures that we hope to be able to share with the market in the near term to not only give you a look behind the curtain on our day-to-day work in the company but to show the opportunities we are continuing to be able to uncover in this challenging market.

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Industry Outreach

GIPR was invited by the New York Stock Exchange to attend a meeting that they hosted focused on the issues pertaining to REITs in today’s current market environment. Additionally, while in NY, we attended the National Association for Real Estate Investment Trusts (NAREIT) conference where we were able to sit down with six different investment banks and lenders to discuss growth opportunities for our company.

Our Plan Going Forward

GIPR is currently in various stages of conversations with landlords, tenants, capital providers, lenders, and investment banks that are part of the different aspects of the growth of GIPR. While we are always open to adding to our portfolio, even at one property at a time, it is clear our time is better spent working on larger portfolio transactions, as we did in 2023, to add scale to the portfolio as well as garner better pricing due to economies of scale.

Methods of growth that we plan to use during this period where markets are challenging are:

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Portfolio Acquisitions
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Portfolio Contributions (UPREITs)
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Mergers and Acquisitions

Final Thoughts

If you can imagine an endurance athlete in an athletic event, they’ve probably experienced a level of struggle that made them have a talk with themself to decide whether they could go beyond what is comfortable. That “dark place” where their brain is sending the signals that there is physiological pain being inflicted is ultimately forcing them into a choice. The decision comes down to them and they must contemplate some semblance of, “will you choose to continue to endure the pain for an indeterminant amount of time? And if so, can you withstand that pain long enough to suddenly look up and realize that you’ve reached the finish line?”

For GIPR, there is no “finish line” but I drive the culture to express to our team that I hope we are consistently in an uncomfortable place. The mindset that “when things get challenging, you embrace the challenge!” This is where we are today. This will get us through this period.

Our service to you, our shareholders, is to find every avenue to make this company as successful as possible. With our mission “To improve the lives of all stakeholders for generations” at the forefront of our efforts, we are looking forward to getting beyond this period, but embracing the challenges until that day comes.

Thank you,

Dave

Forward-Looking Statements

This press release, whether or not expressly stated, may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The words "believe," "intend," "expect," "plan," "should," "will," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. In particular, statements pertaining to our dividend rate and policy, growth potential, portfolio performance, capital resources, acquisition opportunities and realization of expected benefits, ability to refinance our indebtedness and anticipated market conditions are forward-looking statements. These statements reflect the Company's expectations regarding future events and economic performance and are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such forward-looking statements include risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements which are, in some cases, beyond the Company’s control which could have a material adverse effect on the Company's business, financial condition, and results of operations. These risks and uncertainties include the risk that we may not be able to timely identify and close on acquisition opportunities, our limited operating history, potential changes in the economy in general and the real estate market in particular, and other risks and uncertainties that are identified from time to in our SEC filings, including those identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on April 8, 2024, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition, and results of operations. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statement made by us herein speaks only as of the date on which it is made. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof, except as may be required by law.